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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934



                       (Amendment No.         1       )*
                                      ----------------



                    Cable Design Technologies Corporation
                   ---------------------------------------
                               (Name of Issuer)


                                 Common Stock
                   ---------------------------------------
                        (Title of Class of Securities)


                                   126924109
                   ---------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 126924109                   13G                     Page 2 of 9 Pages

--------------------------------------------------------------------------------
      1  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Golder, Thoma, Cressey Fund II
--------------------------------------------------------------------------------
      2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [_]

                                                                         (b) [_]
--------------------------------------------------------------------------------
      3  SEC USE ONLY


--------------------------------------------------------------------------------
      4  CITIZENSHIP OR PLACE OF ORGANIZATION

         Illinois
--------------------------------------------------------------------------------
                    5  SOLE VOTING POWER

                       2,140,883 shares of Common Stock, par value $.01 per
                       share
                    ------------------------------------------------------------
                    6  SHARED VOTING POWER
  NUMBER OF
   SHARES              -0-
BENEFICIALLY        ------------------------------------------------------------
OWNED BY EACH       7  SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH           2,140,883 shares of Common Stock, par value $.01 per
                       share
                    ------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,140,883 shares of Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

                                                                             [_]
--------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.4%
--------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

CUSIP No. 126924109                   13G                     Page 3 of 9 Pages

--------------------------------------------------------------------------------
      1  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Golder, Thoma, Cressey & Rauner, L.P.
--------------------------------------------------------------------------------
      2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [_]

                                                                         (b) [_]
--------------------------------------------------------------------------------
      3  SEC USE ONLY


--------------------------------------------------------------------------------
      4  CITIZENSHIP OR PLACE OF ORGANIZATION

         Illinois
--------------------------------------------------------------------------------
                    5  SOLE VOTING POWER

                       2,140,883 shares of Common Stock, par value $.01 per
                       share
                    ------------------------------------------------------------
                    6  SHARED VOTING POWER
  NUMBER OF
   SHARES              -0-
BENEFICIALLY        ------------------------------------------------------------
OWNED BY EACH       7  SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH           2,140,883 shares of Common Stock, par value $.01 per
                       share
                    ------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,140,883 shares of Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

                                                                             [_]
--------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.4%
--------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

CUSIP No. 126924109                   13G                     Page 4 of 9 Pages

--------------------------------------------------------------------------------
      1  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Bryan C, Cressey
--------------------------------------------------------------------------------
      2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [_]

                                                                         (b) [_]
--------------------------------------------------------------------------------
      3  SEC USE ONLY


--------------------------------------------------------------------------------
      4  CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S. Citizen
--------------------------------------------------------------------------------
                    5  SOLE VOTING POWER

                       2,140,883 shares of Common Stock, par value $.01 per
                       share
                    ------------------------------------------------------------
                    6  SHARED VOTING POWER
  NUMBER OF
   SHARES              -0-
BENEFICIALLY        ------------------------------------------------------------
OWNED BY EACH       7  SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH           2,140,883 shares of Common Stock, par value $.01 per
                       share
                    ------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

                       -0-
--------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,140,883 shares of Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

                                                                             [_]
--------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.4%
--------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

CUSIP No. 126924109                   13G                     Page 5 of 9 Pages

--------------------------------------------------------------------------------
      1  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Bruce V. Rauner
--------------------------------------------------------------------------------
      2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [_]

                                                                         (b) [_]
--------------------------------------------------------------------------------
      3  SEC USE ONLY


--------------------------------------------------------------------------------
      4  CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S. Citizen
--------------------------------------------------------------------------------
                    5  SOLE VOTING POWER

                       2,140,883 shares of Common Stock, par value $.01 per
                       share
                    ------------------------------------------------------------
                    6  SHARED VOTING POWER
  NUMBER OF
   SHARES
BENEFICIALLY        ------------------------------------------------------------
OWNED BY EACH       7  SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH           2,140,883 shares of Common Stock, par value $.01 per
                       share
                    ------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,140,883 shares of Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

                                                                             [_]
--------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.4%
--------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

CUSIP No. 126924109                   13G                     Page 6 of 9 Pages

--------------------------------------------------------------------------------
      1  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Carl D. Thoma
--------------------------------------------------------------------------------
      2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [_]

                                                                         (b) [_]
--------------------------------------------------------------------------------
      3  SEC USE ONLY


--------------------------------------------------------------------------------
      4  CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S. Citizen
--------------------------------------------------------------------------------
                    5  SOLE VOTING POWER

                       2,140,883 shares of Common Stock, par value $.01 per
                       share
                    ------------------------------------------------------------
                    6  SHARED VOTING POWER
  NUMBER OF
   SHARES
BENEFICIALLY        ------------------------------------------------------------
OWNED BY EACH       7  SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH           2,140,883 shares of Common Stock, par value $.01 per
                       share
                    ------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,140,883 shares of Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

                                                                             [_]
--------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.4%
--------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

CUSIP No. 126924109                                           Page 7 of 9 Pages




Item 1(a).  Name of Issuer:
--------------------------

             Cable Design Technologies Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:
------------------------------------------------------------

             Foster Plaza 7
             661 Andersen Drive
             Pittsburgh, PA  15220

Item 2(a).  Name of Person Filing:
----------------------------------

             Golder, Thoma, Cressey Fund II is the beneficial owner of the Common Stock. Golder, Thoma, Cressey & Rauner, L.P. ("GTCR") is the general partner of Golder, Thoma, Cressey Fund II. Bryan C. Cressey, Bruce V. Rauner and Carl D. Thoma are general partners of GTCR.

Item 2(b).  Address of Principal Business Office:
-------------------------------------------------

             Golder, Thoma, Cressey, Rauner, Inc.
             6100 Sears Tower
             Chicago, IL  60606

Item 2(c).  Citizenship:
------------------------

             Messrs. Cressey, Rauner and Thoma are United States citizens. Golder, Thoma, Cressey Fund II and Golder, Thoma, Cressey & Rauner, L.P. are Illinois limited partnerships.

Item 2(d).  Title of Class of Securities:
-----------------------------------------

             Common Stock, par value $.01 per share

Item 2(e).  CUSIP Number:
-------------------------

             126924109

Item 3.  If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b),
---------------------------------------------------------------------------
check whether the person filing is a:
-------------------------------------

             Not applicable

Item 4.  Ownership
------------------

             (a) Amount Beneficially Owned
                  2,140,883 shares of Common Stock, par value $.01 per share

             (b) Percent of Class
                  7.4%

             (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote
                            2,140,883 share of Common Stock, par value $.01 per share

CUSIP No. 126924109                                           Page 8 of 9 Pages




          (ii) shared power to vote or to direct the vote
                    -0-

          (iii) sole power to dispose or to direct the disposition of 2,140,883 shares of Common Stock, par value $.01 per share

          (iv) shared power to dispose or to direct the disposition of -0-

Item 5.  Ownership of Five Percent or Less of a Class:
-----------------------------------------------------

          Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
------------------------------------------------------------------------

          Not applicable

Item 7.  Identification and Classification of the Subsidiary which Acquired the
-------------------------------------------------------------------------------
Security Being Reported on By the Parent Holding Company:
--------------------------------------------------------

          Not applicable

Item 8.  Identification and Classification of Members of the Group:
------------------------------------------------------------------

          Not applicable

Item 9.  Notice of Dissolution of Group:
----------------------------------------

          Not applicable

Item 10.  Certification:
-----------------------

                   By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 126924109                                           Page 9 of 9 Pages




                                   SIGNATURE



          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.



February 12, 1999             Golder, Thoma, Cressey Fund II

                              By: Golder, Thoma, Cressey & Rauner, L.P. General Partner

                              By:     /s/ Bruce V. Rauner
                                      -------------------

                              Name:   Bruce V. Rauner
                                      ---------------

                              Title:  General Partner
                                      ---------------



                              Golder, Thoma, Cressey & Rauner, L.P.

                              By:     /s/ Bruce V. Rauner
                                      -------------------

                              Name:   Bruce V. Rauner
                                      ---------------

                              Title:  General Partner
                                      ---------------



                              /s/ Bryan C. Cressey
                              --------------------
                              Bryan C. Cressey


                              /s/ Bruce V. Rauner
                              -------------------
                              Bruce V. Rauner


                              /s/ Carl D. Thoma
                              -----------------
                              Carl D. Thoma